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COLUMBIA FUNDS SERIES TRUST I

ITEM 77I/77Q1(D) - TERMS OF NEW OR AMENDED SECURITIES:

On May 30, 2013, a Form Type 485(b), Accession No. 0001193125-13-240882, an
amendment to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This amendment registered a new class of shares of the Fund listed below, effective June 13, 2013, and describes the characteristics of the new class of shares:

                Fund                            New Share Class
                Columbia Strategic Income Fund.        Y

On June 15, 2012, a Form Type 485(b), Accession No. 0001193125-12-272176, an
amendment to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This amendment registered a new class of shares of the Fund listed below, effective June 18, 2012, and describes the characteristics of the new class of shares:

               Fund                              New Share Class
               Columbia International Bond Fund.        W